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[GARDNER DENVER logo]                                          EXHIBIT 99.1


============================================================================
                                PRESS RELEASE
============================================================================


FOR IMMEDIATE RELEASE
---------------------

July 20, 2005                      Contact: Helen W. Cornell
                                            Vice President, Finance and CFO
                                            (217) 228-8209



      GARDNER DENVER, INC. REPORTS RECORD LEVEL SECOND QUARTER REVENUES
                       AND DILUTED EARNINGS PER SHARE:
                QUARTER REVENUES INCREASE 55% AND NET INCOME
                 INCREASES 77% COMPARED TO THE PREVIOUS YEAR

QUINCY, IL, (July 20, 2005) - Gardner Denver, Inc. (NYSE: GDI) announced that revenues and net income for the three months ended June 30, 2005 were $250.3 million and $14.7 million, respectively. These results represent a 77% improvement in net income and 55% increase in revenues, compared to the second quarter of the previous year. Compared to the first quarter of 2005, revenues increased approximately 5% and net income increased approximately 42%. These improved results were primarily a result of the Nash Elmo acquisition, continued expansion in demand for pumps used in oil and natural gas well drilling and stimulation and incremental other income.

CEO's Comments Regarding Results
--------------------------------

"The second quarter was an outstanding period for us, reflecting both improved organic growth and the positive impact of our recent acquisitions. Diluted earnings per share (DEPS) of $0.61 represent a record second quarter, and are 22% higher than the results of the first quarter, which was also a record. Organic revenue growth, excluding the Nash Elmo and Bottarini acquisitions and the effect of changes in foreign currency rates, exceeded 12% for the second quarter, compared to the three-month period of the previous year. Compared to the first quarter of 2005, revenues increased almost 5%. Total segment operating earnings (defined as revenues, less cost of sales, depreciation and amortization, and selling and administrative expenses) as a percentage of revenues (operating margin) increased to 9.4% for the three months ended June 30, 2005, compared to 8.7% for the comparable period of 2004 and 7.6% in the first quarter of 2005," stated Ross Centanni, Chairman, President and CEO.

"We experienced double-digit increases in demand for compressor and vacuum products used in North America, compared to the previous year. Orders for compressor products and related aftermarket parts in North America grew more than 20% compared to the previous year and more than 16% compared to the first quarter of 2005, as a result of a recovering industrial manufacturing environment and demand for compressors used in natural gas gathering. Demand for compressors and blowers used in transportation applications in North America remains strong. Demand for oil and natural gas well drilling pumps and replacement parts increased substantially, due to elevated energy prices and continued increases in North American rig counts. Over the last twelve months, we have booked more


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orders for drilling pumps than in any comparable period since the 1980's. We were able to convert many of the orders received in the second quarter into shipments, but backlog in both business segments still increased. Therefore, we anticipate that second half shipments will exceed that of the first."

"We continue to actively pursue opportunities to reduce costs in our business. We recently announced the planned closures of a distribution center in the United States and Thomas Industries' (Thomas) corporate office, and will consolidate these activities into our existing operations. These efforts should enable us to lower costs and reduce our investment in inventory and fixed assets. We also restructured some of our sales organizations in Canada and Europe and closed an under-performing packaging operation in Brazil. Expenses associated with these efforts totaled $0.6 million in the second quarter and are expected to be approximately $2 million in the second half of 2005. These efforts, and the previously announced disposition of non-core Syltone operations, are expected to increase income before income taxes by approximately $5 million annually and should be realized beginning in 2006. We anticipate that there are additional opportunities to generate synergistic benefits via facility and product rationalization, sales channel leverage and material cost reductions through further integration of Nash Elmo, Bottarini and Thomas into the Gardner Denver business platform. We recently completed the first installation of SAP at a Nash Elmo operation and have begun to further refine our integration plans for Thomas since completing the acquisition on July 1. The Thomas operations that existed prior to its acquisition of Rietschle are now managed as the Thomas Products Division by Jim Kregel, who has been appointed the Vice President and General Manager of this new division. Mr. Kregel formerly served as Vice President, Worldwide Compressors and Pumps at Thomas. The Rietschle operations of Thomas are being integrated into our existing Blower Division."

Outlook
-------

Looking forward, Mr. Centanni stated, "The rate of improvement in demand for drilling pumps and our compressor and vacuum products in North America has exceeded our previous expectations. The consensus opinion is that the current environment for our petroleum products is expected to extend for the longest period in over twenty years. Based on the current economic environment, as well as our existing backlog and recent order trends, we expect DEPS to be approximately $0.46 to $0.56 for the third quarter of 2005 and $2.20 to $2.40 for the year (an increase from our previous expectation of $2.00 to $2.16 DEPS, including the acquisition of Thomas and the impact of the related financings). The guidance for the year includes net income of approximately $10 million to $11 million from the acquisition of Nash Elmo. The Thomas acquisition and related financings are expected to dilute DEPS for the third quarter and full year. The net effect of the transactions is expected to reduce DEPS approximately $0.16 to $0.22 for the third quarter and $0.31 to $0.41 for the year. This reflects a more favorable outlook on the Thomas results offset by incremental dilution on the increased earnings expectations of our base business. We currently expect this acquisition to be accretive to DEPS in 2006."

Second Quarter Results
----------------------

Revenues increased $89.0 million (55%) to $250.3 million for the three months ended June 30, 2005, compared to the same period of 2004. This increase was primarily due to the acquisitions of Nash Elmo and Bottarini, which



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contributed $66.9 million. Increased shipments of drilling and well stimulation pumps, compressors and blowers, price increases and favorable changes in currency exchange rates also contributed to the improved revenues.

For the three months ended June 30, 2005, revenues for the Compressor and Vacuum Products segment increased $74.9 million (59%) to $200.9 million, compared to the same period of 2004, primarily due to the acquisitions of Nash Elmo and Bottarini. Higher volumes of compressor and blower shipments in the U.S., Europe and China, price increases and changes in currency exchange rates also contributed to this increase. Fluid Transfer Products segment revenues increased $14.1 million (40%) to $49.4 million for the three months ended June 30, 2005, compared to the same period of 2004. This improvement was primarily due to increased volume of drilling and well stimulation pumps, water jetting systems and related aftermarket parts, price increases and changes in currency exchange rates.

Backlog for the compressor and vacuum businesses that existed prior to the acquisition of Nash Elmo and Bottarini increased over 29% as of June 30, 2005, compared to June 30, 2004. The Nash Elmo and Bottarini acquisitions, completed in September 2004 and June 2005, respectively, contributed another $95.7 million to the increase in backlog compared to the previous year. Orders for compressor and vacuum products for the three-month period ended June 30, 2005 increased by $13.4 million for the businesses that existed prior to the acquisitions, representing growth of 10% compared to the previous year. Orders for fluid transfer products increased more than $22.7 million (55%) in the three-month period of 2005, compared to the previous year, driving a corresponding 159% increase in backlog for this segment, as a result of increased demand in most major product lines.

Gross margin (defined as revenues less cost of sales) for the three months ended June 30, 2005 increased $29.8 million (57%) to $82.4 million compared to the same period of 2004, primarily due to the increase in revenues. Gross margin as a percentage of revenues (gross margin percentage) increased to 32.9% in the three-month period of 2005 from 32.6% in the same period of 2004 primarily due to the acquisition of Nash Elmo, which had a higher gross margin percentage than the Company's previously existing businesses, and due to increased volume and price increases in both segments. These positive factors were partially offset by higher material costs due to surcharges on castings and other components stemming from increases in scrap iron and other metal prices.

Acquisitions (Nash Elmo and Bottarini) increased depreciation and amortization by $2.5 million and selling and administrative expenses by $15.7 million for the three months ended June 30, 2005, compared to the same period of 2004. Higher compensation and fringe benefit costs, changes in currency exchange rates and expenses associated with a new compressor packaging facility in China also contributed to the increase in selling and administrative expenses.

The Compressor and Vacuum Products segment generated operating margin of 8.3% in the three-month period ended June 30, 2005, slightly less than the operating margin of the three-month period of the previous year and an increase from 7.0% for the three months ended March 31, 2005. Improved results from Nash Elmo operations contributed to much of the sequential improvement in operating margin.



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The Fluid Transfer Products segment generated operating margin of 13.8% for the three-month period ended June 30, 2005, compared to 9.5% in the same period of 2004 and 10.1% in the first quarter of 2005. This improvement was primarily due to the positive impact of increased leverage of the segment's fixed and semi-fixed costs over a higher revenue base, improved productivity and the favorable mix associated with a higher proportion of drilling pump shipments.

Acquisition related financing and higher interest rates resulted in $3.8 million of additional interest expense for the three months ended June 30, 2005, compared to the same period of 2004. The weighted average interest rate for the three-month period ended June 30, 2005 was 6.8%, compared to 5.2% in the comparable prior year period. Accrued interest on a private placement of $125 million aggregate principal amount of 8% Senior Subordinated Notes due 2013, issued in May 2005 to partially finance the Thomas acquisition, was included in this expense. Approximately $0.7 million of interest income earned on the investment of these proceeds, prior to their use to complete the Thomas acquisition, was included in other income, net. Proceeds from litigation related settlements ($1.6 million) received in the second quarter of 2005 also increased other income, net.

Income before income taxes increased $8.4 million (67%) to $20.9 million for the three months ended June 30, 2005, compared to the same period of 2004. This increase was primarily due to the Nash Elmo acquisition, which contributed approximately $5 million, and the increase in other income. Increased volume and pricing in the Fluid Transfer segment and the related positive impact of increased leverage of fixed and semi-fixed costs over a higher revenue base also contributed to the increase. These positive factors were partially offset by higher interest expense.

The Company's effective tax rate for the three and six months ended June 30, 2005 decreased to 30% compared to 34% in the prior year period, principally due to a higher proportion of earnings derived from lower taxed non-U.S. jurisdictions and other tax planning initiatives. The provision for income taxes increased by $2.0 million to $6.3 million for the three-month period of 2005, compared to the prior year period, as a result of the higher pretax income, partially offset by a lower effective tax rate.

Net income for the three months ended June 30, 2005 increased $6.4 million (77%) to $14.7 million ($0.61 DEPS), compared to $8.3 million ($0.41 DEPS) in the same period of 2004. This improvement resulted primarily from the benefit of the Nash Elmo acquisition (approximately $4 million), increased revenues and the related cost leverage, litigation related settlements and the lower effective tax rate. DEPS for the three-month period were reduced by $0.11 as a result of the public offering of 5,658,000 shares of Gardner Denver's common stock and the Senior Subordinated Notes issued to finance the Thomas acquisition. These acquisition related financings were completed in early May 2005.



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Six Month Results
-----------------

Revenues for the first half of 2005 increased $173.4 million (55%) to $489.2 million, compared to the same period of 2004. This increase was due to the acquisition of Nash Elmo ($128.0 million) and increased shipments of drilling and well stimulation pumps, replacement parts, compressors and blowers. Price increases and favorable changes in currency exchange rates also contributed to this improvement.

Net income for the six months ended June 30, 2005 increased $10.2 million (68%) to $25.0 million ($1.11 DEPS), compared to $14.8 million ($0.80 DEPS) in same period of 2004. This increase was primarily attributable to the Nash Elmo acquisition (approximately $6 million), higher revenues and the related cost leverage, the litigation related settlements received in the second quarter and the lower effective tax rate. In 2004, a non-recurring $1.2 million foreign currency transaction gain, related to the appreciation of U.S. dollar borrowings that were converted to British pounds prior to being used to consummate the Syltone acquisition, was included in other income, net. This transaction gain contributed approximately $0.05 to DEPS in 2004. Conversely, DEPS for the six months ended June 30, 2005 included the incremental dilutive effects of the March 2004 stock offering ($0.10) and the May 2005 financing transactions completed in advance of the Thomas acquisition ($0.11).

In the first six months of 2005, the Company invested approximately $11 million in capital expenditures, and expects total capital expenditures for the year to be approximately $35 million to $40 million, including capital investments for the recently acquired operations of Thomas. Capital has been invested in integrating businesses onto a common enterprise resource planning system, introducing new products to market and improving operations. Net cash provided by operating activities was approximately $19 million in the first half of 2005, compared to approximately $5 million in the comparable period of 2004. This increase was primarily due to higher net income and depreciation and amortization levels. Improvements in days sales outstanding and inventory turnover also contributed to the increase.

Cautionary Statement Regarding Forward-Looking Statements
---------------------------------------------------------

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made under the "CEO's Comments Regarding Results" and "Outlook" sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to effectively integrate the Thomas Industries, Nash Elmo and Bottarini acquisitions and realize anticipated cost savings, synergies


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and revenue enhancements; (2) the risk that the Company may incur significant cash integration costs to achieve any such cost savings; (3) the risks associated with incurring substantial additional indebtedness to complete the Thomas Industries acquisition, including reduced liquidity for working capital and other purposes, increased vulnerability to general economic conditions and floating interest rates, and reduced financial and operating flexibility due to increased covenant and other restrictions in the Company's credit facilities and indentures; (4) the Company's exposure to economic downturns and market cycles, particularly the domestic and/or worldwide level of oil and natural gas prices and oil and gas drilling and production, which affect demand for the Company's petroleum products, and domestic and/or worldwide industrial production and industrial capacity utilization rates, which affect demand for the Company's compressor and vacuum products; (5) the risks associated with intense competition in the Company's markets, particularly the pricing of the Company's products; (6) the risks of large or rapid increases in raw material costs or substantial decreases in their availability, and the Company's dependence on particular suppliers, particularly iron casting and other metal suppliers; (7) the Company's ability to continue to identify and complete other strategic acquisitions and effectively integrate such acquisitions to achieve desired financial benefits; (8) economic, political and other risks associated with the Company's international sales and operations, including changes in currency exchange rates (primarily between the U.S. dollar, the Euro and the British pound); (9) the risks associated with pending asbestos and silicosis personal injury lawsuits, as well as other potential product liability and warranty claims due to the nature of the Company's products; (10) the risks associated with environmental compliance costs and liabilities; (11) the ability to attract and retain quality management personnel; (12) the ability to avoid employee work stoppages and other labor difficulties; (13) the risks associated with defending against potential intellectual property claims and enforcing intellectual property rights; (14) market performance of pension plan assets and changes in discount rates used for actuarial assumptions in pension and other postretirement obligation and expense calculations; (15) the risk of possible future charges if the Company determines that the value of goodwill or other intangible assets has been impaired; and (16) changes in laws and regulations, including accounting standards, tax requirements and interpretations or guidance related to the American Jobs Creation Act of 2004. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, even though its situation and circumstances may change in the future.

Comparisons of the financial results for the three and six-month periods ended June 30, 2005 and 2004 follow.

Gardner Denver will broadcast a conference call to discuss second quarter earnings on Wednesday, July 20, 2005 at 4:00 p.m. Eastern time, through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or through Thomson StreetEvents at www.earnings.com.

Gardner Denver, with 2004 revenues of $740 million ($1,306 million on a pro forma basis including the acquisitions of Nash Elmo and Thomas Industries, which were completed in September 2004 and July 2005, respectively), is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other



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fluid transfer equipment serving chemical, petroleum, and food industries.
Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website (www.gardnerdenver.com).


                                     ###



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
                                                     GARDNER DENVER, INC.
                                             CONSOLIDATED STATEMENT OF OPERATIONS
                                   (in thousands, except per share amounts and percentages)
                                                          (Unaudited)

                                             THREE MONTHS ENDED                             SIX MONTHS ENDED
                                                  JUNE 30,                                       JUNE 30,
                                        -----------------------------                   ---------------------------
                                                                           %                                             %
                                            2005            2004         CHANGE            2005           2004         CHANGE
                                        --------------  -------------  -----------      ------------  -------------  -----------
Revenues                                $   250,346     $  161,297             55       $ 489,170     $  315,725             55

Costs and Expenses:
  Cost of sales                             167,900        108,650             55         328,914        213,161             54
  Depreciation and amortization               7,199          5,016             44          14,481         10,149             43
  Selling and administrative                 51,739         33,667             54         104,163         68,570             52
  Interest expense                            5,251          1,436            266           9,284          3,458            168
  Other income, net                          (2,690)           (12)            NM          (3,322)        (2,088)            59
                                        --------------  -------------                   ------------  -------------
Total costs and expenses                    229,399        148,757             54         453,520        293,250             55
                                        --------------  -------------                   ------------  -------------

Income before income taxes                   20,947         12,540             67          35,650         22,475             59

Provision for income taxes                    6,284          4,264             47          10,695          7,642             40
                                        --------------  -------------                   ------------  -------------

Net income                              $    14,663     $    8,276             77       $  24,955     $   14,833             68
                                        ==============  =============                   ============  =============


Basic earnings per share                $      0.62     $     0.42             48       $    1.14     $     0.82             39
                                        ==============  =============                   ============  =============
Diluted earnings per share              $      0.61     $     0.41             49       $    1.11     $     0.80             39
                                        ==============  =============                   ============  =============

Basic weighted average
    number of shares outstanding             23,681         19,763                         21,872         18,058
                                        ==============  =============                   ============  =============
Diluted weighted average
    number of shares outstanding             24,222         20,141                         22,433         18,447
                                        ==============  =============                   ============  =============

Shares outstanding as of 6/30                25,799         19,784
                                        ==============  =============




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
                                                     GARDNER DENVER, INC.
                                                   BUSINESS SEGMENT RESULTS
                                              (in thousands, except percentages)
                                                         (Unaudited)

                                              THREE MONTHS ENDED                           SIX MONTHS ENDED
                                                  JUNE 30,                                     JUNE 30,
                                        ------------------------------                ---------------------------
                                                                            %                                           %
                                            2005            2004          CHANGE         2005           2004          CHANGE
                                        -------------   --------------  -----------   ------------   ------------   -----------
COMPRESSOR AND
VACUUM PRODUCTS
   Revenues                             $  200,944      $   126,026             59    $ 393,670      $ 249,022              58
   Operating earnings                       16,691           10,629             57       30,122         18,903              59
   % of Revenues                              8.3%             8.4%                        7.7%           7.6%
      Orders                               209,508          129,617             62      430,672        269,290              60
      Backlog                              201,015           81,514            147      201,015         81,514             147

FLUID TRANSFER PRODUCTS
   Revenues                                 49,402           35,271             40       95,500         66,704              43
   Operating earnings                        6,817            3,335            104       11,489          4,942             132
   % of Revenues                             13.8%             9.5%                       12.0%           7.4%
      Orders                                64,151           41,438             55      139,549         77,802              79
      Backlog                               94,819           36,655            159       94,819         36,655             159

                                                CONDENSED BALANCE SHEET ITEMS
                                              (in thousands, except percentages)
                                                         (Unaudited)

                                                                              %
                                           6/30/05         3/31/05         CHANGE         12/31/04
                                        --------------  --------------  --------------  --------------
Cash and equivalents                    $   246,335     $    52,697             367     $    64,601
Receivables, net                            162,466         160,957               1         163,927
Inventories, net                            137,939         134,357               3         138,386
Current assets                              564,709         368,004              53         385,522

Total assets                              1,203,113       1,008,348              19       1,028,609

Short-term debt and cur. maturities          22,758          26,345             (14)         32,949
Accounts payable and accrued
 liabilities                                182,121         170,730               7         206,069
Current liabilities                         204,879         197,075               4         239,018
Long-term debt, ex. cur. maturities         274,028         290,866              (6)        280,256

Total liabilities                           584,118         592,897              (1)        623,133

Total stockholders' equity                  618,995         415,451              49         405,476